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                                                                   EXHIBIT 99.1


HORIZON MEDICAL PRODUCTS, INC. ANNOUNCES THE ADDITIONS OF DR. DAVID KU, ROBERT PRIDDY AND ROBERT J. WENZEL TO ITS BOARD OF DIRECTORS

ATLANTA--(BUSINESS WIRE)--Nov. 4, 2003--Horizon Medical Products, Inc. (AMEX:HMP - News) today announced that it has added Dr. David Ku, Robert L. Priddy and Robert J. Wenzel to its board of directors. As a result of these additions, the previously announced agreement to extend the maturity date of Horizon's senior subordinated debt from March 2004 to July 2005 became effective. Concurrently with these additions to the Horizon board of directors, directors A Gordon Tunstall, William E. Peterson, Jr. and H. Ross Arnold, III resigned from the board.

HMP's Chairman and CEO, Marshall B. Hunt, stated "I am excited and proud to announce the confirmation that these gentlemen are now officially members of the board of HMP. Each one brings a very unique set of skills that I believe will continue to positively affect HMP's revenue and earnings growth in the future. The addition of Dr. Ku should have a significant impact on our strategic product development and access to the medical technology and engineering that is so vital to a medical device company's growth." Mr. Hunt continued, "Mr. Priddy is a very prominent businessman in the Atlanta area who has been involved in a number of ventures that have become very successful. Robert (Bob) Wenzel is currently our President and COO, and responsible for the day to day operations of HMP. Mr. Wenzel has been instrumental in the turn-around of HMP over the last year and a half and I am confident will contribute greatly to the Board's insight."

About the new directors:

David N. Ku, Ph.D., M.D., is a Regents Professor of Mechanical Engineering at the Georgia Institute of Technology and a vascular surgeon. Dr. Ku earned his B.A. from Harvard University in 1978, an M.S. from the Georgia Institute of Technology in 1982, a Ph.D. from the Georgia Institute of Technology in 1983 and an M.D. from Emory University in 1984. He began his career as an Assistant Professor at Georgia Tech in 1986. He has been the Fulbright Gastprofessor in Munich, Germany and a Fellow in Cardiovascular Pathology at the University of Chicago. Dr. Ku has been involved in the development of a tissue-engineered vascular graft and he has also done research focusing on sudden cardiac death from platelets subjected to high shear and plague rupture due to arterial stenosis collapse. His research extends to Translational Technology using applied biomedical engineering to impact patient care and therapy and his projects include the design of medical devices and the development of bench tests to predict clinical performance. At Georgia Tech, Dr. Ku teaches entrepreneurship and product development in an effort to bring technological solutions to the bedside. Dr. Ku's work is supported by the National Institutes of Health, the National Science Foundation, the American Heart Association, and the Whitaker Foundation. His collaborative work is performed with Emory University, Worcester Polytechnic Institute, and the Swiss Federal Institute of Technology in Lausanne, Switzerland.

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Dr. Ku has received many awards and distinctions, including Woodruff School
Faculty Fellow; American Society of Mechanical Engineers; Gustus Larson Memorial Award; Georgia Tech Outstanding Doctoral Thesis Advisor; American Heart Association Young Investigator Award; Council on Arteriosclerosis Member, Fulbright Fellowship in Munich, Germany; Associate Editor, Journal of Biomechanical Engineering and Journal of Vascular Investigation; and Fellow of the American Institute for Medical Biological Engineering. In addition, Dr. Ku is a licensed medical doctor in the states of Georgia and Illinois. Dr. Ku holds patents on a number of devices, has been published in numerous medical journals and has done extensive research in the areas of Bioengineering and Fluid Mechanics.

Robert L. Priddy

Robert L. Priddy has served as chairman of the board and chief executive officer of RMC Capital, LLC since its inception in October 1995. In addition, he was one of the four founding partners of ValuJet Airlines (currently Air Tran Holdings). Mr. Priddy served as chief executive officer, director and chairman of ValuJet from July 1992 until November 1996. Mr. Priddy continues to serve as a director of Air Tran Holdings and is also on the board of directors of eB2B Commerce, Inc. In addition, Mr. Priddy has served in numerous professional capacities, primarily in the airline industry, over the past 35 years. Mr. Priddy assisted Mesa Airlines in the founding of its subsidiary, Florida Gulf Airlines, has served as a director of Mesa Airlines, has served as President and Chief Executive Officer and as a director of Air Midwest, Inc. and has served as a director of Atlantic Southeast Airlines, Inc. ("ASA"), a regional airline headquartered in Atlanta, Georgia.

Robert J. Wenzel

Robert J. (Bob) Wenzel currently serves as HMP's President and Chief Operating Officer. Mr. Wenzel joined HMP in May 2002 and has made a significant contribution to the growth of HMP since he joined the company. Previously Mr. Wenzel was a consultant with Impact Consulting Group in Chanhassen, Minnesota where he provided assistance to distressed small to medium sized organizations by assisting management in the development and implementation of business plans. In addition, Mr. Wenzel has served as Chief Operating Officer for Virtual Fund, Inc. and as President of ColorSpan Corporation (formally known as LaserMaster) where he was instrumental in improving LaserMaster's revenue growth and profitability.

ABOUT HORIZON MEDICAL PRODUCTS

Horizon Medical Products, Inc. headquartered in Atlanta, is a world leader in design, development, manufacture and sale of technologically advanced, high value-added, percutaneous vascular and spinal access systems. The Company's oncology product lines include implantable ports, some of which feature its proprietary VTX(R) technology; tunneled central venous catheters; and stem-cell transplant catheters used primarily in cancer treatment protocols. The Company also markets a complete line of acute and chronic dialysis catheters. In June 2003, the Company gained exclusive U.S. rights to distribute Medtronic Inc.'s Hepatic Arterial Infusion (HAI) product line, including sales and case support of Medtronic's IsoMed(R) Infusion System and related products. Its Internet address is www.hmpvascular.com.

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SAFE HARBOR

Certain statements and information included herein may constitute "forward-looking statements" which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on current expectations and may be significantly impacted by certain risks and uncertainties described herein and various documents filed by the Company with the U.S. Securities and Exchange Commission, including but not limited to the Company's Prospectus on Form S-1 and the Company's Annual Report on Form 10-K for the year ended December 31, 2002 and the Company's Quarterly Reports on Form 10-Q. There can be no assurances that statements made in this press release relating to future events will be achieved. The Company undertakes no obligations to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.